Exhibit 15.1
To the Stockholders of
Stone Energy Corporation:
We are aware of the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-67332, 333-51968, 333-64448, 333-87849, and 333-107440, Form S-3 No. 333-86450, and Form S-4 No. 333-151509) of Stone Energy Corporation and in the related Prospectuses of our report dated August 5, 2008 relating to the unaudited condensed consolidated interim financial statements of Stone Energy Corporation that is included in its Form 10-Q for the quarter ended June 30, 2008.
Very truly yours,
/s/ Ernst & Young LLP
New Orleans, Louisiana
August 5, 2008